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                                                     Exhibit 8.1



                                  August 13, 1998

Epic Resorts, LLC
1150 First Avenue
Suite 900
King of Prussia, PA  19406

Re:      Epic Resorts, LLC Exchange Offer

Ladies and Gentlemen:

          We have acted as special tax counsel to Epic Resorts, LLC, a Delaware limited liability company (the "COMPANY") in connection with the exchange of Notes, the terms of which are described in the Company's Offering Memorandum dated June 30, 1998 (the "OFFERING MEMORANDUM"), for Exchange Notes, as described in the Company's Exchange Offer Registration Statement dated August 13, 1998 (the "REGISTRATION STATEMENT"). Capitalized terms used herein but not defined have the meanings assigned to them in the Registration Statement and Offering Memorandum.

          For purposes of this opinion, we have relied upon, and assumed the completeness, truth, and accuracy of, the information contained in the Registration Statement and Offering Memorandum and representations made to us by officers of the Company, whether orally or in writing, with respect to the subject matter of the opinion.

          Based upon and subject to the foregoing, and provided that the Registration Statement and Offering Memorandum set forth all of the material facts relating to the Exchange Offer, we are of the opinion that the section entitled "Certain United States Federal Tax Considerations" contained in the Registration Statement describes the principal United States federal income and estate tax consequences to a holder of Notes of participation in the Exchange Offer.

          This opinion relates solely to federal tax considerations and no opinion is expressed as to considerations under any foreign, state or local tax law. Further, no opinion is expressed as to the effect upon the opinion set forth above of any provision of law that may affect any particular person differently than any other person, by reason of such first-mentioned person's special status, characteristics or situation. Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service, and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No

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Epic Resorts, LLC
August 13, 1998
Page 2

assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

          This opinion is intended for the sole benefit of the Company, and is not to be relied upon by any other person without our prior written consent.

                                   Very truly yours,



                                   /s/ Jones, Day, Reavis & Pogue